Exhibit 99.1

Protagonist Reports First Quarter 2022 Financial Results and Provides Corporate Update

Initiated Phase 3 VERIFY study of rusfertide in polycythemia vera, reaffirming rusfertide in PV as the Company’s primary point of focus

Presented topline results from the Phase 2 IDEAL study of PN-943 in ulcerative colitis with consistent treatment effects at the lower 150 mg BID dose across key endpoints; formally engaged PJT Partners to lead external partnering efforts

Milestone payment of $25 million received from Janssen upon dosing of third patient in the Phase 2B FRONTIER-1 study of PN-235 in psoriasis

NEWARK, Calif., May 4, 2022 – Protagonist Therapeutics (Nasdaq: PTGX) (“Protagonist” or “the Company”) today reported financial results for the first quarter of 2022 ended March 31, 2022 and provided a corporate update.

“This has been a period of important clinical results and strategic focus,” said Dinesh V. Patel, Ph.D., President and Chief Executive Officer of Protagonist. “Today, we reaffirm rusfertide as the primary focus of our organization’s resources, time, and attention. This prioritization is based on the compelling data we have obtained to date and the potential of this therapeutic peptide to transform the treatment of patients with polycythemia vera. We are committed to the execution of all critical activities related to the successful completion of the Phase 3 VERIFY study. We look forward to a productive ongoing dialogue with regulators, and sharing important data from our ongoing rusfertide studies at upcoming medical meetings.”

Dr. Patel continued: “Recently, we released topline data from the Phase 2 IDEAL study of PN-943, our oral, gut-restricted alpha-4 beta-7-integrin antagonist drug candidate in development for ulcerative colitis. We are pleased and encouraged with the positive results across different measures in the lower dose arm, and are scheduled for an oral presentation at the Digestive Disease Week (DDW) conference later this month. Based on the consistency of our results with previous studies with other agents that target the integrin-MadCAM pathway, and the strong concordance across different measures in the lower dose arm of this Phase 2 study, we believe that PN-943 may represent a substantial commercial opportunity and merits further clinical development. We intend to pursue further clinical development in collaboration with a large pharma partner or through a structured financing arrangement. We have now formally engaged PJT Partners to facilitate a collaboration arrangement with a pharmaceutical company. In addition to commercialization capabilities, we believe that a partner can add the financial and development resources required to maximize the potential benefit to patients that could be provided by this important therapeutic candidate. At the current time, our planned expenses for PN-943 are related to finalizing the Phase 3 study design with regulators and completing the ongoing manufacturing of clinical trial materials to support study initiation. We expect these activities to have a minimal impact on our cash resources and we retain our prior guidance of cash runway through the end of 2024.”

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First Quarter 2022 Recent Developments and Upcoming Milestones

Rusfertide: Subcutaneous Injectable Hepcidin Mimetic for Polycythemia Vera (PV) and Other Blood Disorders

•	Protagonist activated sites and initiated patients screening for VERIFY, a single, global Phase 3 randomized, placebo-controlled trial evaluating the efficacy and safety of a once weekly, subcutaneously self-administered dose of rusfertide in PV. We expect enrollment completion in 1H 2023.

•	Patient enrollment has been completed in the ongoing Phase 2 REVIVE study of rusfertide in PV.

•	Highlights of the resumed and ongoing Phase 2 REVIVE study will be shared as an oral presentation at the Annual Meeting of the American Society of Clinical Oncology (ASCO) in Q2. Ronald Hoffman, M.D., will give the presentation.

•	The Company has submitted a formal response to the U.S. Food and Drug Administration (FDA) to support retention of rusfertide’s Breakthrough Therapy Designation (BTD) status, following a letter received from FDA indicating its intent to rescind BTD for this drug candidate.

•	Data from an open-label Phase 2 clinical trial of rusfertide in hereditary hemochromatosis (HH) were presented at The Liver Meeting in November 2021, hosted by the American Association for the Study of Liver Diseases. The Company plans to identify potential next steps in 1H 2022 to advance the program.

PN-943: Oral, gut-restricted, alpha-4-beta-7 Integrin Antagonist for Ulcerative Colitis (UC)

•	The Company shared topline results from the Phase 2 IDEAL study evaluating PN-943 in moderate-to-severe UC. In the twice-daily I50 mg dose arm (lower dose), PN-943 achieved 27.5% clinical remission with a delta of 13% versus placebo, with strong concordance across several key proxies including histological and endoscopic endpoints for efficacy. The higher dose arm, 450 mg BID, did not differentiate from placebo.

•	Consistent with the goals of a Phase 2 study and based on the safety and efficacy data from the 150 mg BID arm, IDEAL achieved clinical proof-of-concept and validation for an oral, gut-restricted approach for ulcerative colitis via blockade of the alpha-4-beta-7-integrin pathway.

•	The Company has formally engaged PJT Partners to explore potential collaborations with large pharmaceutical companies with commercial expertise and financial resources sufficient to support global registrational studies and commercialization of PN-943.

•	The results of the IDEAL study have been selected for an oral presentation at Digestive Disease Week (DDW) 2022.

o	Presentation Title: “The IDEAL Study: A Phase 2 Randomized, Double-Blind, Placebo-Controlled, Parallel-Group, Multi-Center Study to Evaluate the Safety and Efficacy of the Oral α4β7 Integrin Peptide Antagonist PN-943 in Patients with Moderate to Severe Ulcerative Colitis (3754345).

o	Presentation Date and Time: May 24, 2022; 8:15 a.m. to 8:30 a.m. PDT

o	Presenter: Bruce Sands, M.D., M.S., Icahn School of Medicine at Mount Sinai.

PN-235: Oral IL-23 Receptor Antagonist

•	In March 2022, Protagonist qualified for a $25 million milestone in connection with the dosing of a third patient in FRONTIER 1, a Phase 2b study of PN-235, sponsored by Janssen Biotech. PN-235 is a second-generation oral peptide IL-23 receptor antagonist being developed under the worldwide license and collaboration agreement with Janssen. The Company received the $25 million in April 2022.

•	The Company is also eligible for a $10 million milestone in connection with the start of the second indication-based Phase 2 study. PN-235 is expected to advance into Phase 2 clinical studies in inflammatory bowel diseases in 2023.

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First Quarter 2022 Financial Results

•	Cash, Cash Equivalents and Marketable Securities: Cash, cash equivalents and marketable securities as of March 31, 2022 were $305.3 million. The Company expects current cash, cash equivalents and marketable securities to be sufficient to fund its planned operating and capital expenditures through the end of 2024.

•	License and Collaboration Revenue: License and collaboration revenue was $25.7 million for the first quarter of 2022 compared to $6.2 million for the same period of 2021. The increase was primarily due to the $25.0 million milestone we became eligible to receive in March 2022 upon the dosing of the third patient in the Janssen Frontier 1 study of PN-235, which resulted in increases in transaction price and proportional performance under the Janssen license and collaboration agreement.

•	Research and Development ("R&D") Expenses: R&D expenses for the first quarter of 2022 were $36.3 million as compared to $24.2 million for the same period of 2021. The increase was primarily due to costs associated with advancing our pipeline assets rusfertide and PN-943, including current and planned Phase 3 clinical trials.

•	General and Administrative ("G&A") Expenses: G&A expenses for the first quarter 2022 were $10.5 million, as compared to $6.0 million for the same period of 2021. The increase was primarily due to personnel and other expenses to support the growth of our business.

•	Net Loss: The first quarter 2022 net loss was $20.9 million, or a net loss of $0.43 per share, compared to the first quarter of 2021 net loss of $24.0 million, or a net loss of $0.54 per share.

About Protagonist

Protagonist Therapeutics is a biopharmaceutical company with multiple peptide-based new chemical entities in different stages of clinical development, all derived from the Company's proprietary technology platform.

Protagonist's pipeline includes rusfertide, an investigational, injectable hepcidin mimetic currently in the REVIVE Phase 2 proof-of-concept clinical trial for polycythemia vera (PV), the PACIFIC Phase 2 study in PV subjects with high hematocrit levels, and a recently completed Phase 2a study for hereditary hemochromatosis. The Company has opened sites and initiated patient screening for VERIFY, a single, global Phase 3 randomized, placebo-controlled trial evaluating the efficacy and safety of a once weekly, subcutaneously self-administered dose of rusfertide for patients living with PV.

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The IDEAL Phase 2 study of PN-943 in moderate-to-severe ulcerative colitis concluded in April 2022. The results of this Phase 2 study supported advancement of the 150-milligram dose of PN-943 into a Phase 3 study. Efforts to secure a partner to support the financing and execution of a Phase 3 study are underway.

Protagonist has granted Janssen an exclusive worldwide license to research, develop and commercialize oral IL-23 receptor antagonists based on the Company's intellectual property. Current development efforts are centered on PN-235, discovered by Protagonist and further developed in collaboration with Janssen. FRONTIER 1, a Phase 2b multicenter, randomized, placebo controlled, dose-ranging study to evaluate the safety and efficacy of PN-235 for the treatment of moderate-to-severe plaque psoriasis, commenced in early 2022.

Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding our intentions or current expectations concerning, among other things, our plans to secure a collaborative partner to support further clinical development of PN-943, the potential commercial opportunity of PN-943, the clinical development of rusfertide and potential milestones related to PN-235. In some cases, you can identify these statements by forward-looking words such as "anticipate," "believe," "may," "will," "expect," or the negative or plural of these words or similar expressions. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including, but not limited to, our ability to develop and commercialize our product candidates, our ability to earn milestone payments under our collaboration agreements, the impact of the current COVID-19 pandemic on our discovery and development efforts, the impact of the ongoing military conflict in Ukraine and Russia on any future studies, our ability to use and expand our programs to build a pipeline of product candidates, our ability to obtain and maintain regulatory approval of our product candidates, our ability to operate in a competitive industry and compete successfully against competitors that have greater resources than we do, and our ability to obtain and adequately protect intellectual property rights for our product candidates.  Additional information concerning these and other risk factors affecting our business can be found in our periodic filings with the Securities and Exchange Commission, including under the heading "Risk Factors" contained in our most recently filed periodic reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission. Forward-looking statements are not guarantees of future performance, and our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate, may differ materially from the forward-looking statements contained in this press release.  Any forward-looking statements that we make in this press release speak only as of the date of this press release. We assume no obligation to update our forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this press release.

Contacts

Company: Jami Taylor – j.taylor@ptgx-inc.com

Investors: Kevin Murphy – protagonist@argotpartners.com

Media: Joshua R. Mansbach – protagonist@argotpartners.com

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PROTAGONIST THERAPEUTICS, INC.
Condensed Consolidated Statements of Operations

(Amounts in thousands except share and per share data)

	Three Months Ended
	March 31,
	2022	2021
License and collaboration revenue - related party	$25,722	$6,189
Operating expenses:
Research and development (1)	36,318	24,245
General and administrative (1)	10,515	5,965
Total operating expenses	46,833	30,210
Loss from operations	(21,111)	(24,021)
Interest income	168	102
Other income (expense), net	13	(79)
Net loss	$(20,930)	$(23,998)
Net loss per share, basic and diluted	$(0.43)	$(0.54)
Weighted-average shares used to compute net loss per share, basic and diluted	48,752,548	44,224,169

(1)	Amount includes non-cash stock-based compensation expense.

PROTAGONIST THERAPEUTICS, INC.
Stock-Based Compensation

(In thousands)

	Three Months Ended
	March 31,
	2022	2021
Research and development	$3,326	$1,475
General and administrative	2,609	1,185
Total stock-based compensation expense	$5,935	$2,660

PROTAGONIST THERAPEUTICS, INC.
Selected Condensed Consolidated Balance Sheet Data
(In thousands)

	March 31,	December
	2022	2021
Cash, cash equivalents and marketable securities	$305,289	$326,900
Working capital	298,066	296,720
Total assets	348,296	347,695
Deferred revenue-related party	768	1,601
Accumulated deficit	(430,292)	(409,362)
Total stockholders' equity	301,778	300,021

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